EXHIBIT 99

Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Director, Media Relations	Moved On PR Newswire
	Corporate	Date: May 22, 2007
310.615.1647
mdickers@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

CSC DELAYS ANNOUNCEMENT OF FISCAL YEAR-END 2007 EARNINGS

          EL SEGUNDO, Calif., May 22 - Computer Sciences Corporation (NYSE: CSC) today announced that it will delay its fourth quarter and fiscal year-end 2007 earnings announcement and conference call previously scheduled for today. The delay is necessary to allow additional time to finalize the accounting for income taxes related to certain prior-period transactions.

          CSC also announced that preliminary unaudited company estimates for fourth quarter revenues are expected to be in the range of $4.0 billion to $4.1 billion, and earnings per share to be $1.51 to $1.61. The EPS estimates exclude the impact of net restructuring charges, the expense or impact related to the stock option investigation and litigation, and impact of any adjustment related to prior-period income tax issues noted above.

          Additionally, the company announced that free cash flow for the fiscal year 2007 will exceed its previous guidance of $400 million to $500 million, excluding payments for restructuring activities. CSC currently estimates the range to be $840 million to $860 million.

CSC expects to reschedule its fourth quarter and fiscal year-end 2007 earnings announcement and conference call shortly.

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Computer Sciences Corporation - Page 2	May 22, 2007

About CSC

          Computer Sciences Corporation is a leading global IT services company. CSC’s mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 77,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC’s own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.7 billion for the 12 months ended Dec. 29, 2006. For more information, visit the company’s Web site at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 31, 2006. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.